SECOND AMENDMENT TO OFFICE LEASE

      This SECOND AMENDMENT TO OFFICE LEASE (the "Amendment") is made and entered into this 6th day of May, 1996, by and between MBL Life Assurance Corporation ("Landlord") and Manhattan Bagel Company, Inc. ("Tenant").

      WHEREAS, Landlord and Tenant previously entered into that certain lease (the "Original Lease") dated January 12, 1995, demising approximately 32,358 square feet of office and warehouse space as more particularly described in the Original Lease in the building (the "Building") known as 246 Industrial Way located at 246 Industrial Way West, Eatontown, New Jersey;

      WHEREAS, Landlord and Tenant previously entered into an amendment to lease (the "First Amendment") dated March 6, 1995, demising an additional approximately 4,836 square feet of office and warehouse space in the Building (the Original Lease and the First Amendment are hereinafter collectively referred to as the "Lease"); and

      WHEREAS, it is the desire of the Landlord and Tenant to amend the Lease;

      NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, and for other good and lawful consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

      1. The following Section 27.39 shall be added to the Lease:

            A. Effective April 1, 1996, the demised premises shall be increased from 37,194 square feet to 67,794 square feet incorporating the following unit of space (hereinafter referred to as "Additional Expansion Area"):

            (a) 30,600 square feet located contiguous to the demised premises as shown on the reduced floor plan attached hereto as Exhibit A.

            B. Landlord agrees to install a demising wall for the Additional Expansion Area. Except for Landlord's obligation to install said demising wall, Tenant hereby accepts the Additional Expansion Area in its current "as is" condition. Tenant shall be responsible for performing any required tenant improvement work at Tenant's sole cost and expense. Any work by Tenant shall be subject to all of the Conditions set forth in Article 14 of the Lease and must be in accordance with architect's specifications as shown on attached Exhibit B.

            C. Effective April 1, 1996, Tenant's Monthly Rent (as set forth in
Section 1.1(n) of the Lease) shall be as follows:

            Amount Per Month      Commencing On           Ending On
            ----------------      -------------           ---------

            $24,817.97            April 7, 1996           January 31, 1997
            $25,976.25            February 1, 1997        February 28, 1997
            $26,058.86            March 1, 1997           January 31, 1999
            $27,275.06            February 1, 1999        February 28, 1999
            $27,361.82            March 1, 1999           January 31, 2001
            $28,637.54            February 1, 2001        February 28, 2001
            $28,728.63            March 1, 2001           January 31, 2003
            $30,065.59            February 1, 2003        February 28, 2003
            $30,161.24            March 1, 2003           January 31, 2005

            The Basic Monthly Rent (as set forth in Exhibit (G) Option to Extend the Lease) shall be as follows:

            Amount Per Month      Commencing On           Ending On
            ----------------      -------------           ---------

           $31,669.30             February 1, 2005        January 31, 2006
           $33,252.77             February 1, 2006        January 31, 2007
           $34,915.41             February 1, 2007        January 31, 2008
           $36,661.18             February 1, 2008        January 31, 2009
           $38,494.23             February 1, 2009        January 31, 2010

            D. Effective April 1, 1996, Tenant's share (as set forth in Section 1.1(p) of the Lease) shall be 41.137%.

      2. Tenant agrees to install, at its own cost and expense, an electric meter for the entire premises (67,794 square feet), which meter shall be approved by Landlord and completely installed and paid for by Tenant no later than June 30, 1996. Payment of all utilities shall be at the sole cost and expense of Tenant. In the event any utility services including, but not limited to, electric, gas, and water, are provided by Landlord to Tenant, Tenant agrees to pay its proportionate share thereof upon submission of invoice from Landlord to Tenant. Proportionate share for these purposes shall be a fraction, the numerator of which is the square footage of the demised premises and the denominator of which is the total square footage of all tenants (including Tenant) to whom Landlord supplies the utility in question (i.e., not separately metered to the Tenant or other tenants). In the event, however, Tenant's business operation in the demised premises, in the sole judgment of Landlord, uses a disproportionate amount of utility services in relation to Tenant's proportionate share, Landlord reserves the right from time to time to employ an engineer at Tenant's expense to analyze and apportion said utility charges among the various tenants using the utility service(s) in question or to submeter Tenant's consumption, (in which event the costs of the submeter(s) shall be borne by Tenant including any required submeter(s) shall be borne by Tenant including any required deposits). Landlord reserves the right to interpret the provision of utilities when required by reason of accident or of repairs, alterations or improvements. Landlord shall not be liable in damages or otherwise for any failure to furnish or for any interruption of utilities, and Tenant's rent and other covenants and obligations under the Lease shall be unaffected thereby. Tenant shall be responsible


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

for the payment of any utility assessment, charge, deposit or connection fee required as a result of a change in or alteration of the utility after the commencement date of the Lease.

      3. Right of First Offer. (a) If at any time prior to March 31, 1997, the contiguous space identified on Exhibit A as proposed automatic warehouse space, 13,200 square feet (such space being hereinafter defined as the "Offer Space") shall become vacant and available for occupancy and Landlord elects, in its sole discretion, to lease such Offer Space to independent, unrelated third parties, then, except as hereinafter provided, Landlord shall notify Tenant in writing (the "Offer Notice") that the Offer Space will be available for leasing, which Offer Notice shall set forth the date on which the Offer Space will be available for leasing.

      (b) Tenant may only elect to lease the entire Offer Space; Tenant may not elect to lease a portion of the Offer Space. If Tenant shall desire to lease such Offer Space, Tenant shall notify Landlord in writing ("Tenant's Election Notice") within ten (10) days after receipt of the Offer Notice, as to which date, time shall be of the essence. If Tenant delivers a Tenant's Election Notice, then Tenant shall be irrevocably obligated to lease the Offer Space in accordance with the provisions of this Section. If Tenant shall fail to notify Landlord of such election within such ten (10) day period, Tenant shall be deemed to have irrevocably waived its right to lease the Offer Space and Landlord shall have the right to lease such Offer Space or any portion thereof to a third party, on such terms as Landlord may elect in its sole discretion.

      (c) If Tenant elects to lease the Offer Space, then (i) the Offer Space shall be added to and deemed part of the premises upon all of the terms and conditions contained in this Lease except as otherwise set forth in this Section; (ii) the Monthly Rent and Additional Rent (including, without limitation, operating expense payments), shall be equal, on a square foot basis, to the then current Monthly Rent and Additional Rent for the premises initially leased hereby; (iii) Tenant's obligation to pay Monthly Rent and Additional Rent with respect to the Offer Space shall commence on the date Landlord delivers the Offer Space to Tenant broom clean and free and clear of occupants and in their then "as-is" condition; (iv) Tenant's Share shall be increased by a percentage obtained by (A) dividing the number of rentable square feet in the Offer Space by the number of rentable square feet in the Building and (B) multiplying the result by 100; (v) Landlord shall have no obligation to perform any work in the Offer Space or to fund any construction contribution or improvement allowance with respect thereto; (vi) the Term of the Offer Space shall be coterminous with the then remaining Term of this Lease (including any extension term if exercised by Tenant); and (vii) Landlord and Tenant shall execute and deliver to each other an amendment to this Lease setting forth (1) a description of the Offer Space, (2) the effective date of the inclusion of the Offer Space, and (3) the increase in Monthly Rent and Tenant's Share resulting from such inclusion.

      (d) Tenant shall not have any rights above if, at the time Tenant exercises any such rights or at any time thereafter, (i) Tenant is in default under this Lease beyond applicable notice and cure periods, or (ii) Tenant has assigned all or part of this Lease or has sublet all or part of the premises. The rights granted to the named Tenant under this Lease above are personal and may not be assigned by Tenant in connection with an assignment of this Lease or otherwise, the


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

Tenant's rights in this paragraph may not be exercised by anyone other than the named Tenant under this Lease. Any attempted assignment of Tenant's rights of above will be of no effect, and such rights will terminate as of the effective date of assignment. Time is of the essence of each and every provision above. Notwithstanding anything to the contrary hereinabove contained, Tenant may assign its rights under (a) through (c) above in connection with an assignment pursuant to Section 9.6 of the Lease.

      4. Tenant represents and warrants that it has not consulted or negotiated with any broker, finder or agent with regard to this Second Amendment to Office Lease. Tenant agrees to hold Landlord harmless and indemnify Landlord against all costs, expenses, attorney's fees, or other liability for commissions or other compensation or charges claimed by any broker, finder or agent claiming the same by, through or under Tenant and such indemnity shall survive the expiration or earlier termination of this Lease.

      5. All other terms and conditions of the Lease shall remain in full force and effect, as originally executed. All capitalized terms used herein shall have the meanings ascribed to them in the Lease.


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

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year written above.

      LANDLORD:                               TENANT:

MBL LIFE ASSURANCE CORPORATION            MANHATTAN BAGEL COMPANY, INC.

By: /s/ Andrew P. Tollands                By: /s/ Jason Gennusa
   ---------------------------               ---------------------------

Title: Senior Vice President              Title: President

Date: May 6, 1996                         Date: April 2, 1996


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